UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report- October 17, 2011
(Date of earliest event reported)

US GEOTHERMAL INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-117287	84-1472231
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

1505 Tyrell Lane, Boise, Idaho 83706
(Address of principal executive offices) (Zip Code)

208-424-1027
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

This information is being filed to clarify previous disclosures about the Neal Hot Springs and San Emidio projects.

Neal Hot Springs Project Update

Construction of the geothermal power plant located in Malheur County, Oregon is on schedule. The new plant is planned to consist of three separate power modules with the first module currently scheduled to begin commercial operations during the second calendar quarter of 2012, and the full plant during the 3rd quarter 2012. In April 2011, the DOE independent reservoir engineer issued a reservoir report concluding that the reservoir should provide sufficient fluid for the generation of 22 MW net from the existing four production wells.

San Emidio Project Update

As previously reported, development of the San Emidio project will take place in three phases. Phase I is a repower, and Phases II and III will be expansions of the current producing resource. Construction of the Phase I, 8.6 MW net power plant is on schedule and on budget, with startup scheduled for the 4th quarter of 2011. Phase I will utilize the existing production and injection wells and is anticipated to cost approximately $32 million. The power plant and well field for the Phase II expansion is anticipated to cost approximately $53 million.

For Phases I and II, the Company has made an application for the DOE’s 1705 loan guarantee program anticipating that up to 75% of the total project capital may be funded with the support of a Department of Energy loan guarantee, with the balance of the capital provided by equity financing. The Company was notified on May 10 that the loan guarantee application had been put on hold by the DOE due to schedule constraints. A second letter was received on June 13 that confirmed that the application is still on hold, pending clarification of the possible availability of funds under the 2011 Continuing Resolution. The DOE loan guarantee remains on hold at this time without any notice of change. Discussions with several senior lenders for a long term loan to take out the SAIC construction loan are ongoing, either with or without the DOE loan guarantee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: October 17, 2011	U.S. Geothermal Inc.

By: /s/ Kerry D. Hawkley
Kerry D. Hawkley
Chief Financial Officer